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                                                              Exhibit 99(c)(2)


                          THE COLUMBIA GAS SYSTEM, INC.
                    Phantom Stock Plan for Outside Directors

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1.       PURPOSE: The purpose of The Columbia Gas System, Inc. Phantom Stock
         Plan for Outside Directors (the "Plan") is to create in favor of non-employee directors ("Outside Directors") of The Columbia Gas System, Inc. (the "Corporation") benefits tied to common stock performance, and thereby to foster a strong economic alignment between the interests of the Outside Directors and the interests of the Corporation's shareholders. The benefits granted hereunder are designated for convenience as "Phantom Shares," as neither actual shares nor other securities will be issued; but accounting will be maintained on a share basis directly correlated to the market value of the Corporation's common stock. The Plan is designed to be exempt from the registration and reporting requirements of the federal securities laws, and, in particular, Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act").

2. PRICING OF PHANTOM SHARES: The Phantom Shares shall be priced at Fair Market Value as of the date of crediting to an account of an Outside Director. "Fair Market Value" shall be the average of the high and low sales prices per share of the Corporation's common stock on The New York Stock Exchange as reported in THE WALL STREET JOURNAL for a given date.

3. ELIGIBILITY: Each Outside Director of the Corporation shall be eligible to participate in this Plan.

4. BENEFITS: The Plan provides hereunder two forms of benefits---grants and deferrals.

         a. GRANTS: Each Outside Director who is in office on the Effective Date, as defined in Paragraph 12 (a "Current Director"), and who elects to terminate participation in the Corporation's Retirement Plan for Outside Directors (the "Retirement Plan") and to initiate participation in this Plan, shall (1) forego all benefits and future claims under the Retirement Plan, and (2) receive a one-time grant of Phantom Shares equivalent to the present value of his/her benefits under the Retirement Plan on the Effective Date within thirty
                  (30) days after the Effective Date. The foregoing election to terminate participation in the Retirement Plan must be made within thirty (30) days after the Effective Date. The present value of the Current Director's retirement benefit under the Retirement Plan shall be determined as of the Effective Date by an actuarial firm chosen by the Plan Administrator and using customary and reasonable actuarial assumptions as mutually agreed upon by the actuary and Plan Administrator; PROVIDED, HOWEVER, that a minimum of 3,000 shares will be

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                  granted to each such electing current Director. Each Outside
                  Director elected subsequent to the Effective Date shall receive a one-time grant of 3,000 Phantom Shares.

         b. DEFERRALS: Each Outside Director may elect to defer part or all of his/her Compensation by electing on an annual basis to receive Phantom Shares, making such election within thirty
                  (30) days of the Effective Date or, thereafter, as required under the Deferred Compensation Plan for Outside Directors. "Compensation" shall mean the annual retainer for Outside Directors established from time to time plus compensation for services rendered in connection with: (1) any meeting of the Corporation's Board of Directors (the "Board"), (2) service as a member of any committee designated by the Board, and (3) the annual meeting of shareholders, any special meeting of the Board or special assignment; but exclusive of reimbursements for expenses incurred in performance of service as a director.

                  The number of Phantom Shares to be credited pursuant to Paragraph 4.b shall be determined by dividing the Compensation by the Fair Market Value on the date payment of Compensation would normally be made, as determined by the Plan Administrator.

5. DIVIDENDS: Each Outside Director's account shall be credited with additional Phantom Shares (and/or fractions thereof) to reflect dividends paid on the Corporation's common stock. Such additional shares will be calculated by multiplying (x) the number of Phantom Shares in each Outside Director's account as of the record date for such dividend by (y) the dividend then paid on a share of the Corporation's common stock, and dividing that result by the Fair Market Value as of the date the dividend is paid.

6. VESTING: All Phantom Shares representing deferrals and dividends are fully vested as credited to each Outside Director's account.

         For the one-time grants made pursuant to Paragraph 4.a of the Plan, 20 percent of a grant will vest at the end of each 12 months of Board service, with Board service prior to the Effective Date recognized for vesting purposes.

         Notwithstanding the foregoing, individual grants shall also become fully vested upon (1) termination caused by the death, disability, or mandatory retirement of an Outside Director, or (2) a "Change in Control" as defined in Paragraph 9 hereunder.

7. PAYMENT: Consistent with Exchange Act Rule 16a-1(c), vested account balances, valued as of the date of termination, shall become due and payable in cash following termination of an Outside Director's service on the Board. At the time of becoming Plan Participants, Outside Directors shall irrevocably elect either to (i) receive payment of vested account balances in a lump sum or (ii)


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         have such payment made commencing on the date of Board termination in stipulated annual installments in accordance with the formula Guidelines for Annual Installment Distributions adopted by the Plan Administrator in effect at the time of the election.

8. FUNDING POLICY: Outside Directors' accounts under this Plan shall be, at all times, an unsecured contractual obligation of the Corporation. No separate reserve shall be established in connection herewith. Nothing contained in this Plan gives, or shall be construed to give, any Outside Director or his/her beneficiaries any security, interest, lien, or claim against any specific asset of the Corporation. Neither an Outside Director nor his/her beneficiaries have any rights other than as a general creditor.

9. CHANGE IN CONTROL: For the purposes of this Plan, a "Change in Control" means the occurrence of any of the following events:

         a. the acquisition by any party or parties of the beneficial ownership of 25 percent or more of the voting shares of the Corporation;

         b. the occurrence of a transaction requiring shareholders' approval for the acquisition of the Corporation through purchase or exchange of stock or assets, or by merger, or otherwise; or

         c. the election during a period of 24 months, or less, of 30 percent or more of the members of the Board, without the approval of a majority of the Board as constituted at the beginning of the period.

10. BENEFICIARY: Each Outside Director shall designate on a form provided by the Plan Administrator a beneficiary to receive his/her account balance in the event of termination due to death or disability. Payment of the account balance will be made as soon as practicable after such termination due to death or disability.

11. ASSIGNMENT OR ALIENATION: No award or benefit under the Plan shall be assignable or transferable by the recipient thereof except by will or by the laws of descent and distribution. During the life of the recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

12. EFFECTIVE DATE: This Plan shall be effective upon its approval by the shareholders of the Corporation.

13. AMENDMENT: The Board shall have the right to amend, suspend, or terminate this Plan at any time, but without the written consent of a participant, no such amendments, suspension, or termination shall affect benefits vested hereunder, and in any event, no amendment, suspension, or termination shall operate to change any previously established payment date.
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14.      ADMINISTRATION: The "Plan Administrator" means the Compensation
         Committee of the Board. Subject to the express provisions of the Plan and consistent with preserving the availability of the exemption from reporting under Section 16 of the Exchange Act, the Plan Administrator shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the awards made pursuant to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The Plan Administrator's determinations of the matters referred to in this Paragraph 14 shall be conclusive. The Plan Administrator is also authorized to hire whatever experts may be required to administer the Plan. The Plan Administrator will maintain Plan accounts and issue reports, at least annually, to each Outside Director regarding his/her account. The Plan Administrator shall not be held liable for any action taken in the administration of the Plan, unless such action involves willful misconduct, and the Plan Administrator shall be indemnified and held harmless by the Corporation for all actions taken in the proper administration of the Plan.

15. ADJUSTMENTS: In the event of any change in the outstanding common stock of the Corporation by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the number of Phantom Shares in an Outside Director's account shall be proportionately adjusted.

16. GOVERNING LAW: The laws of the State of Delaware shall govern, control, and determine all questions arising with respect to the Plan and the interpretation and validity of its respective provisions.

                                     Approved by the Board of Directors of The
                                     Columbia Gas System, Inc. at a meeting held on February 21,1996 and approved by the shareholders of The Columbia Gas System, Inc. on April 26, 1996.


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                                                  Secretary


(CORPORATE SEAL)